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                        Consent of Independent Auditors

We consent to the reference to our firm under the caption "Independent Auditors" in the Statement of Additional Information and to the use of our reports (1) dated February 13, 2004, with respect to the statutory-basis financial statements and schedules of Western Reserve Life Assurance Co. of Ohio, (2) dated January 30, 2004, with respect to financial statements of the WRL Series Life Corporate Account, and (3) dated January 30, 2004, with respect to financial statements of the WRL Series Life Corporate Account, included in Post-Effective Amendment No. 13 to the Registration Statement (Form N-6 No. 333-57681) and related Prospectus of WRL Series Life Corporate Account.


Des Moines, Iowa
April 27, 2004